FIRSTHAND TECHNOLOGY VALUE FUND, INC.
Investment Management Agreement

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of the _______th day of ____________, 2010, by and between Firsthand Technology Value Fund, Inc., a Maryland corporation (hereinafter called the “Company”), and SiVest Group, Inc., a California corporation (hereinafter called the “Manager”).

WITNESSETH:
WHEREAS, the Company is a newly organized closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

WHEREAS, the Company desires to retain the Manager to render advice and services to the Company pursuant to the terms and provisions of this Agreement, and the Manager wishes to be retained to furnish said advice and services, each on terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.         Appointment of Manager. The Company hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and management services with respect to the assets of the Company for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Company’s Board of Directors (“the Board”).

2.         Duties of Manager.

(a)
General Duties. The Manager shall act as investment manager to the Company and shall supervise investments and reinvestments of the Company’s assets in accordance with the investment objectives, policies, programs and restrictions of the Company as provided in the Company’s governing documents, including, without limitation, the Company’s Charter and Bylaws, or otherwise and such other limitations as the Board may impose from time to time in writing to the Manager, which objectives, policies, programs and restrictions shall initially be those set forth in the Company’s Registration Statement on Form N-2 for the registration of shares of common stock of the Company under the Securities Act of 1933, filed with the Securities and Exchange Commission (the “SEC”). Without limiting the generality of the foregoing, the Manager shall: (i) furnish the Company with advice and recommendations with respect to the investment and reinvestment of the Company’s assets and the purchase and sale of portfolio securities for the Company, including the taking of such other steps as may be necessary to implement such advice and recommendations, and determine the composition of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the Company’s investments (including performing due diligence on the Company’s prospective portfolio companies); (iii) furnish the Company with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board may reasonably request; (iv) close and monitor the performance of, and manage the investments of the Company, subject to the ultimate supervision and direction of the Board; (v) provide persons satisfactory to the Board to act as officers and employees of the Company (such officers and employees, as well as certain directors, may be directors, officers, partners, or employees of the Manager or its affiliates); (vi) to the extent permitted under the 1940 Act, on the Company’s behalf, make available, and upon request, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act and who require such assistance, including among other things, monitoring the operations of the Company’s portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial consultation; (vii) recommend to the Board the fair value of the Company’s investments that are not publicly traded debt or equity securities based on the Company’s valuation guidelines; (viii) vote proxies and respond to requests for other corporate actions in accordance with the proxy voting and corporate action policy and procedures adopted by the Manager; and (ix) render to the Board such periodic and special reports and such other investment advice, research and related services with respect to the Company’s investment activities as the Board may reasonably request for the investment of the Company’s assets.

(b)
Brokerage. In its discretion as investment adviser to the Company, the Manager may place orders for the purchase and sale of securities directly with the issuer or with a broker or dealer selected by the Manager. In placing the Company’s securities trades, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution, so that the Company’s total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Manager may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is also understood that it is desirable for the Company that the Manager have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Company than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Company may be made with brokers who provide such research and analysis, subject to review by the Board from time to time with respect to the extent and continuation of this practice to determine whether the Company benefits, directly or indirectly, from such practice. It is understood by both parties that the Manager may select broker-dealers for the execution of the Company’s portfolio transactions who provide research and analysis as the Manager may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Manager in connection with its services to other clients. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Company as well as of other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.

(c)
Administrative Services. The Manager shall oversee the administration of the Company’s business and affairs, although the provision of administrative services, to the extent not covered by subparagraphs (a) or (b) above, is not the obligation of the Manager under this Agreement. Unless the Manager decides to take over administrative services, the Company will engage a third party administrator to provide administrative services and the Company will be responsible for those expenses. In the event the Manager provides administrative services to the Company, then, notwithstanding any other provisions of this Agreement, the Manager shall be entitled to reimbursement from the Company for all or a portion of the reasonable costs and expenses, including salary, associated with the provision by Manager of personnel to render administrative services to the Company.

3.         Best Efforts and Judgment. The Manager shall use its best judgment and efforts in rendering the advice and services to the Company as contemplated by this Agreement.

4.         Independent Contractor. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Company in any way, or in any way be deemed an agent for the Company. It is expressly understood and agreed that the services to be rendered by the Manager to the Company under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.         Manager’s Personnel. The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager or the Board may desire and reasonably request.

6.         Reports by Company to Manager. The Company will from time to time furnish to the Manager detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to the Company’s investments as may be in its possession or available to it, together with such other information as the Manager may reasonably request.

7.         Expenses.

(a)
With respect to the operation of the Company, the Manager is responsible for (i) the compensation of any of the Company’s directors, officers, and employees who are affiliates of the Manager (but not the compensation of employees performing services in connection with expenses which are the Company’s responsibility under Subparagraph 7(b) below) and (ii) providing office space and equipment reasonably necessary for the operation of the Company.

(b)
The Company is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: its organization, fees and expenses incurred in connection with the issuance, registration and transfer of its shares; the acquisition and disposition of its investments, including all out-of-pocket costs and fees incident to the identification, selection, and investigation of prospective portfolio companies, including associated due diligence expenses such as travel expenses; brokerage and commission expenses and other transaction costs incident to the acquisition and disposition of investments; expenses incurred by the Manager or the Company payable to third parties and on-going evaluation services (including agents or consultants, related to, or associated with, providing administrative oversight of its financial and legal affairs and its investments, performing due diligence on its prospective portfolio companies, and evaluating and making investments); leverage expenses; expenses of repurchasing its securities; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Company, including all fees and expenses of its transfer agent, custodian, stockholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its net asset value (including the cost and expenses of any independent valuation firm) and of maintaining its books of account required under the 1940 Act; exchange listing fees; taxes (including income taxes, transfer taxes and filing fees), if any; expenditures in connection with meetings of the Company’s stockholders and Board that are properly payable by the Company, including proxy solicitations for meetings and attendance expenses for directors; compensation, salaries and expenses of officers and fees and expenses of directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; expenses (including out-of-pocket expenses) of the Manager and its personnel or of the Company’s directors, officers, and employees, including those who are affiliates of the Manager, reasonably incurred in connection with arranging, structuring, monitoring or administering proposed and existing investments and portfolio transactions for the Company, which may be allocated to the Company on an equitable basis; insurance premiums on property or personnel of the Company which inure to its benefit, including directors and officers errors and omissions liability and fidelity bond insurance; the cost of preparing, printing, filing and distributing reports, proxy statements, prospectuses and statements of additional information of the Company or other communications or other documents for distribution to existing stockholders or filing with the SEC; legal, auditing and accounting fees (including litigation fees); trade association dues and trade organization expenses; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws, including its initial and subsequent offerings of its common stock or other securities; all expenses of maintaining and servicing stockholder accounts, including all charges for transfer, stockholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Company, if any; all expenses incurred in connection with providing significant managerial assistance to the Company’s portfolio companies; and all other charges and costs of its operation and all other expenses incurred by the Company, the Manager (other than the Manager’s normal overhead expenses) or the Company’s administrator in connection with administering its business plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)
To the extent the Manager incurs any costs by assuming expenses which are an obligation of the Company as set forth herein, the Company shall promptly reimburse the Manager for such costs and expenses, except to the extent the Manager has otherwise agreed to bear such expenses. To the extent the services for which the Company is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Company to the extent of the Manager’s actual costs for providing such services.

8.         Investment Advisory and Management Fee.

(a)
The Company shall pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to the Company pursuant to this Agreement, a management fee (a “Management Fee”), composed of (i) a base management fee (the “Base Management Fee”), and (ii) an incentive fee (the “Incentive Fee”), each computed and paid as provided below.

(b)
The Base Management Fee shall be calculated at an annual rate of 2.00% of the Company’s gross assets, payable quarterly in arrears. The Base Management Fee will be calculated based on the average of (i) the value of the Company’s gross assets at the end of the current calendar quarter and (ii) the value of the Company’s gross assets at the end of the preceding calendar quarter; and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro-rated.:

(c)
The Incentive Fee shall be calculated and paid to the Manager by the Company in arrears after the end of each fiscal year (or in the event of termination of this Agreement, as of the termination date hereof). The amount of the Incentive Fee in any such period shall equal the positive difference, if any, between (A) 20% of (i) the Company’s Net Realized Capital Gains on a cumulative basis from the closing date of the Company’s initial public offering of shares of its common stock to the end of such fiscal year, less (ii) Total Unrealized Capital Losses, if any, at the end of such fiscal year, and (B) the aggregate amount of all Incentive Fees paid to the Manager in prior fiscal years. For purposes of calculating the foregoing: (i) the calculation of the Incentive Fee shall include any capital gains that result from cash distributions that are treated as a return of capital, (ii) any such return of capital will be treated as a decrease in the Company’s cost basis of an investment, and (iii) all fiscal year-end valuations will be determined by the Company in accordance with generally accepted accounting principles, applicable provisions of the 1940 Act and the Company’s pricing procedures. For purposes of this Section 8(c):

“Net Realized Capital Gains” means the difference, if positive, between (i) the aggregate Realized Capital Gains, if any, on all investments made by the Company with respect to which a sale or other disposition has occurred, and (ii) the aggregate Realized Capital Losses, if any, on all investments made by the Company with respect to which a sale or other disposition has occurred.

“Realized Capital Gains” on an investment will be equal to the excess of the net amount realized from the sale or other disposition of such investment over the adjusted cost basis for the investment.

“Realized Capital Losses” on an investment will be equal to the amount by which the net amount realized from the sale or other disposition of such investment is less than the adjusted cost basis of such investment.

“Total Unrealized Capital Losses” means the positive sum of Unrealized Capital Losses, if any, on all investments held by the Company on the applicable determination date.

“Unrealized Capital Losses” on an investment will be equal to the amount by which the adjusted cost basis of such investment to the Company exceeds the fair value of such investment at the end of a fiscal year.

(d)	The Management Fee may be amended in writing from time to time by the Company and the Manager.

(e)
The Manager may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Company under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. Any fee withheld pursuant to this paragraph from the Manager shall be reimbursed by the Company to the Manager in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the reduction to the extent approved by the Company’s disinterested directors. The Manager may not request or receive reimbursement for prior reductions or reimbursements before payment of the Company’s operating expenses for the current year and cannot cause the

Company to exceed any more restrictive limitation to which the Manager has agreed in making such reimbursement.

(f)
The Manager may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Company. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Manager hereunder.

9.         Conflicts with Company’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Charter, Bylaws, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

10.       Manager’s Liabilities.

(a)
In the absence of willful misfeasance, bad faith, or gross negligence, in the performance of the duties hereunder, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Company or to any stockholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, retention or sale of any security by the Company, whether or not such purchase, retention or sale shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith.

(b)
The Company shall indemnify and hold harmless the Manager and the partners, managers, members, officers, employees and consultants of the Manager and its managers and members (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(c)
No provision of this Agreement shall be construed to protect any director or officer of the Company, or officer of the Manager (or its managers), from liability in violation of Sections 17(h) and (i) of the 1940 Act.

11.       Non-Exclusivity. The Company’s employment of the Manager is not an exclusive arrangement, and the Company may from time to time employ other individuals or entities to furnish it with the services provided for herein. The services of the Manager to the Company are not provided on an exclusive basis, and the Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company or rendering similar services to businesses which may directly or indirectly compete with the Company for particular investments, so long as the Manager’s services to the Company are not impaired by the provision of such services to others, and nothing in this Agreement shall limit or restrict the right of any member, manager, officer, employee or other affiliate of the Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law).

12.       Consent To The Use Of Name. The Manager hereby consents to the use by the Company of the name “Firsthand” as part of the Company’s name; provided, however, that such consent shall be conditioned upon the employment of the Manager or one of its affiliates as the investment adviser of the Company. The name “Firsthand” or any variation thereof may be used from time to time in other connections and for other purposes by the Manager and its affiliates and other investment companies that have obtained consent to the use of the name “Firsthand”. The Manager shall have the right to require the Company to cease using the name “Firsthand” as part of the Company’s name if the Company ceases, for any reason, to employ the Manager or one of its affiliates as the Company’s investment adviser. Future names adopted by the Company for itself, insofar as such names include identifying words requiring the consent of the Manager, shall be the property of the Manager and shall be subject to the same terms and conditions.

13.       Term. This Agreement shall become effective as of the date of this Agreement and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is specifically approved for the Company at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of directors who are not parties to this Agreement nor interested persons thereof (other than as directors of the Company), cast in person at a meeting called for the purpose of voting on such approval.

14.       Termination. This Agreement may be terminated by the Company at any time without payment of any penalty, by the Board or by the vote of a majority of the outstanding voting securities of the Company, upon sixty (60) days’ written notice to the Manager, and by the Manager upon sixty (60) days’ written notice to the Company.

15.       Termination by Assignment. This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act.

16.       Notice of Limited Liability. The Manager agrees that the Company’s obligations under this Agreement shall be limited to the Company and to its assets, and that the Manager shall not seek satisfaction of any such obligation from the stockholders of the Company nor from any director, officer, employee or agent of the Company.

17.       Amendment. No amendment of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

18.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.       Definitions. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

20.       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

21.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year written on the first page of this Agreement.

The Company:	The Manager:

FIRSTHAND TECHNOLOGY VALUE FUND, INC.	SIVEST GROUP, INC.

By:	By:

Name: Kevin Landis	Name: Kevin Landis
Title: President	Title: President